EXHIBIT 10.2


                     SILVERADO FINANCIAL, INC. ("SILVERADO")
                      5976 W. Las Positas Blvd., Suite 112
                              Pleasanton, CA 94588

                                                                   July 20, 2004


Mr. Michael Petrullo
146 Saddlebow Road
Bell Canyon, CA91307

By Fax: (818) 716-7650

Dear Mr. Petrullo:

     This is confirm our  understanding  that  pursuant to the last  sentence of
Section 2.07 of our May 2, 2004 Stock Purchase Agreement ("Agreement"), SILVERADO's auditor has been unable to perform a complete audit of LENDINGTECH because they have not received the information that was requested from you (e.g., the general ledgers of LENDINGTECH for 2002, 2003, and 2004 up to May 2). Therefore, the Agreement is hereby extended until the auditor completes such audit ("Extension Date"), which in no event shall be more than forty-five (45) days from the date of the auditor's receipt from you of the last item of any additional information (including documents) that they may request within twenty-one (21) days after they have received your above general ledgers.

     Upon the Extension Date of the Agreement, all of the obligations of all parties shall commence as though the extension date was the closing date of the Agreement. Including Silverado's payment obligations to Petrullo.

     Upon execution of this letter of understanding, SILVERADO shall pay to your accountant the amount that is currently due and owing to him, not to exceed two thousand dollars ($2,000.00) upon delivery by him of LENDINGTECH's general ledgers for 2002, 2003, and 2004 up to May 2. In addition, your accountant by signing this letter of understanding hereby agrees to provide whatever other documents that are within his care, custody, or control, which may be requested by our auditor. The above monies are hereby deemed to be credited toward the monetary obligations of SILVERADO to you under the Agreement.

     Except as hereinabove expressly amended, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

     If the foregoing accurately sets forth our agreement, please indicate your acceptance thereof by signing and faxing back to me a copy of this letter of understanding.




Very truly yours,



Silverado Financial, Inc.

By:

John Hartman, President

Agreed to and accepted this           day of July, 2004.


Michael Petrullo



Accountant